Exhibit 10.19

Schedule of Key Executive Restoration Plan Participants

Current executive officer
Neil A. Schrimsher
Thomas E. Armold
Todd A. Barlett
Fred D. Bauer
Mark O. Eisele
Warren E. Hoffner
Kurt W. Loring

The Executive Organization & Compensation Committee has set:

•	the Company Contribution Percentage for Mr. Schrimsher at 10%, and

•	Mr. Schrimsher vests in 50% of his account after three years of service, 75% after four years of service and 100% after five years of service.